Exhibit 10.4

CLASS A RESTRICTED SHARE AGREEMENT

(Rollover Restricted Shares)

This CLASS A RESTRICTED SHARE AGREEMENT (this “Agreement”) is made as of May 8, 2009 by Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited and referred to herein as the “Company”) and Stephen Spengler (the “Employee”);

WHEREAS, the Company entered into that certain Share Purchase Agreement, dated as of June 19, 2007, by and among the Company, Serafina Acquisition Limited, Intelstat Holdings, Ltd. (“Intelsat”) and the selling shareholders named therein (the “Share Purchase Agreement”); and

WHEREAS, the transaction contemplated by the Share Purchase Agreement (the “Acquisition”) has been consummated as of February 4, 2008; and

WHEREAS, the Class A Restricted Shares subject to this Agreement (each a “Class A Restricted Share” and collectively the “Class A Restricted Shares”) were issued as of February 4, 2008 (the “Issuance Date”) under that certain Contribution and Subscription Agreement, dated as of the Issuance Date, by and among the Company and the investors named therein (the “Contribution Agreement”); and

WHEREAS, the Employee contributed to the Company as of the Issuance Date one or more restricted shares issued under the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (each an “Original Restricted Share” and collectively the “Original Restricted Shares”) in exchange for the Class A Restricted Shares; and

WHEREAS, the Company wishes to carry out the Intelsat Global, Ltd. 2008 Share Incentive Plan (as it may be amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee appointed to administer the Plan pursuant to Section 3 of the Plan has determined that it would be to the advantage and best interest of the Company and its shareholders to enter into this Agreement with the Employee as an inducement to remain in the service of the Company or one or more of its Subsidiaries (the “Employer”); and

WHEREAS, the Employee and the Company acknowledge and agree that, upon and following the date hereof, the Class A Restricted Shares shall be governed solely by the Plan and this Agreement; and

WHEREAS, this Agreement memorializes certain terms and conditions applicable to the Class A Restricted Shares;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Plan.

2.	Issuance. Upon execution of the Contribution Agreement, the Company or one of its Affiliates issued to the Employee 16,237.41 Class A Restricted Shares, par value U.S. $.001 per share in exchange for 4,056.24 Original Restricted Shares. The Employee acknowledges that the Class A Restricted Shares will be subject to the terms and conditions set forth in this Agreement and shall continue to be subject to a substantial risk of forfeiture and restrictions on transferability.

3.	83(b) Election. The Employee has previously made a timely election with the Internal Revenue Service (the “IRS”) under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (the “83(b) Election”).

4.	Equity Plan. The Class A Restricted Shares and this Agreement shall be subject to the terms of the Plan, to the extent the terms of such Plan are not inconsistent with the terms of this Agreement. In the event of any inconsistency between the terms of the Plan and the terms of this Agreement, the Plan shall govern.

5.	Vesting. So long as the Employee becomes a party to the Management Shareholders Agreement with respect to any Class A Restricted Shares, the Class A Restricted Shares shall vest over twenty-three months in twenty-three substantially equal monthly installments on the first day of each calendar month commencing on March 1, 2008 so that the all of the Class A Restricted Shares shall be vested on January 1, 2010, subject to the Employee’s continued employment on the date of vesting and to Section 6 below. Notwithstanding the foregoing, immediately prior to the first Change in Control to occur following the Issuance Date (and subject to the consummation of such Change in Control), any unvested Class A Restricted Shares shall become fully vested; provided that no such vesting will be accelerated under the Plan or this Agreement to an extent or in a manner that would result in payments that are not fully deductible by the Company for federal income tax purposes because of Section 280G of the Code.

6.	Termination of Employment.

(a)	Termination without Cause. In the event of the Employee’s Termination of Employment by the Employer without Cause or by the Employee for Good Reason (as defined in Section 6(a)(iv), below):

(i)	Treatment. Any unvested Class A Restricted Shares (and the related cash dividends and proceeds thereof held by the Company in accordance with Section 8 hereof (“Custodial Dividends”), if any, with respect to such Class A Restricted Shares which have not vested at the time of the dividend payment) shall be forfeited as of the date of such Termination of Employment.
(ii)	Repurchase Right. Subject to Sections 6(e) and 7 hereof, any Class A Shares held by the Employee as a result of the vesting of Class A

Restricted Shares may be repurchased by the Company at any time and from time to time following the date of Termination of Employment, at a purchase price per Class A Share equal to the Fair Market Value of such Class A Share as of the date of such Termination of Employment.

(iii)	Notwithstanding the foregoing, if the Company consummates an acquisition by or merger of the Company through a transaction or series of transactions with any of those certain Person(s) described in the resolutions of the Compensation Committee of the Board dated December 29, 2008 but after which the Sponsor Shareholders do not in the aggregate possess beneficial ownership of more than fifty percent (50%) of the voting securities (for the election of directors) of the Company or its successor (a “Significant Corporate Event”), then if on or following such Significant Corporate Event (i) (A) the affirmative written consent of the Sponsor Shareholders or a representative thereof is not required for the Company to terminate the Employee’s employment at the time of such termination and (B) the Employee’s employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason, then the applicable vesting provisions shall apply as if a Change in Control had occurred immediately prior to such termination of employment, or (ii) (A) the affirmative written consent of the Sponsor Shareholders or a representative thereof is required for the Company to terminate the Employee’s employment at the time of such termination and at all times theretofor, and (B) the Employee’s employment with the Company is terminated by the Company without Cause or by the Employee for Good Reason on or after the date that is eighteen (18) months following the date of such Significant Corporate Event, then the applicable vesting provisions shall apply as if a Change in Control had occurred immediately prior to such termination of employment.

(iv)	For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Employee’s consent, of a material diminution of the Employee’s responsibilities as of the Grant Date, other than as a result of a Change in Control, Significant Corporate Event or Company expansion, where the Employee remains in a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such Change in Control or Significant Corporate Event) that is substantially equivalent in responsibilities to the Employee’s position as of the Grant Date, solely as such responsibilities relate to the Company’s business as of the Grant Date (and not taking into account any such Change in Control, Significant Corporate Event or Company expansion); provided that the Employee has given the Company written notice of, and thirty (30) business days’ opportunity to cure, such violation(s); and provided, further, that such termination of employment for Good Reason shall occur within one hundred and eighty (180) days of the occurrence of the Good Reason event.

(b)	Resignation by the Employee.

(i)	Treatment. In the event of a Termination of Employment by the Employee for any reason other than due to death or Disability, all unvested Class A Restricted Shares (and the related Custodial Dividends paid, if any, with respect to such Class A Shares which have not vested at the time of the dividend payment) shall be immediately forfeited.

(ii)	Repurchase Right. Any Class A Shares held by the Employee as a result of the vesting of Class A Restricted Shares may be repurchased by the Company at any time and from time to time following the date of any Termination of Employment, at a purchase price per Class A Share equal to the lesser of (1) the Fair Market Value of such Class A Share on the date of such Termination of Employment, or (2) (A) the Fair Market Value of such Class A Share on the date of the Closing minus (B) the value of any dividends, distributions, or dividend equivalents previously paid to the Employee in respect of such Class A Share (subject to equitable adjustment in the Committee’s good faith discretion to reflect dividends, distributions, corporate transactions, or similar events, to the extent not reflected in (2)) but in no event less than the par value of such Class A Share.

(c)	Death and Disability.

(i)	Treatment. In the event of the Employee’s Termination of Employment by reason of the Employee’s death or Disability, any Class A Restricted Shares (and the related Custodial Dividends paid, if any, with respect to such Class A Shares which have not vested at the time of the dividend payment) that are not vested as of the date of death or date of Termination of Employment due to Disability shall vest as of the date of death or date of Termination of Employment due to Disability.

(ii)	Repurchase of Vested Shares. Subject to Sections 6(e) and 7 hereof, following the Termination of Employment due to death or Disability described above, any Class A Shares held by the Employee as a result of the vesting of Class A Restricted Shares may be repurchased by the Company at any time and from time to time following the date of such Termination of Employment at a purchase price per Class A Share equal to the Fair Market Value of such Class A Share as of the date of such Termination of Employment.

(d)

Termination for Cause. In the event of the Employee’s Termination of Employment by the Employer for Cause, all Class A Restricted Shares (and the related Custodial Dividends paid, if any, with respect to such Class A Shares which have not vested at the time of the dividend payment) that have not yet been vested (or paid, as applicable) as of the date of termination, shall be forfeited as of the date of termination and from and after the date of such termination, the

Company may repurchase any or all of such Class A Shares held by the Employee as a result of the vesting of Class A Restricted Shares for a purchase price per Class A Share equal to the par value of such Class A Share.

(e)	Expiration of Repurchase Rights. Notwithstanding any other provision of this Section 6, the Company’s repurchase rights set forth in this Section 6 with respect to Class A Restricted Shares held by the Employee shall expire immediately prior to the occurrence of an Initial Public Offering (subject to the consummation of such Initial Public Offering).

7.	Restrictions. In order to receive any Class A Restricted Shares or Class A Shares, the Employee must be or become a party to the Management Shareholders Agreement and must execute the proxy attached hereto as Exhibit A of this Agreement. The transferability of Class A Restricted Shares and any Class A Shares that are held by the Employee as a result of vesting of Class A Restricted Shares shall be governed by the Management Shareholders Agreement. Any transferee of Class A Restricted Shares or Class A Shares from the Employee (and any subsequent transferee) shall be required to execute the proxy attached hereto as Exhibit A of this Agreement and become a party to the Management Shareholders Agreement.

8.	Employee Shareholder Rights.

(a)	Prior to the date on which the Class A Restricted Shares vest, except as otherwise set forth herein, in the Plan or in the proxy executed by the Employee, the Employee shall have all rights of a shareholder with respect to the Class A Restricted Shares.

(b)	Shareholders of Class A Restricted Shares shall be entitled to receive their percentage interest of all Distributions paid to shareholders until each shareholder of Class A Shares receives Distributions equal to their Paid-in-Capital (as defined below), and, thereafter, the holders of Class B Shares and holders of Class A Shares shall be entitled to receive Distributions ratably based upon the proportionate number of outstanding common shares of the Company held by each such shareholder. For purposes of this Agreement,

(i)	“Distributions” shall mean (A) distributions of Class A Shares, (B) distributions in liquidation of the Company and (C) other distributions payable to shareholders for which such an entitlement to receive such distribution would not prevent the Class A Shares from qualifying as “service recipient stock” within the meaning of Department of Treasury Regulations Section 1.409A-1(b)(5)(iii);

(ii)

“Paid-in-Capital” shall mean, (A) with respect to each Class A Restricted Share issued on the Closing Date, the Fair Market Value of such Class A Share on the Closing Date (which, for the avoidance of doubt, was $100 per share), (B) with respect to each Class A Share acquired upon exercise of any Rollover Option, the Fair Market Value of such Class A Share on the Closing Date and (C) with respect to any other Class A Share, the purchase price paid by such shareholder for such Class A Share (including, without limitation, the exercise price paid upon exercise of any Share Option); and

(iii)	“Rollover Option” shall mean a Non-Qualified Stock Option issued to an optionholder on the Closing Date in consideration for the termination and cancellation of one or more stock rights issued under the Intelsat Holdings, Ltd. Share Incentive Plan.

(c)	Notwithstanding the foregoing, cash dividends, if any, paid with respect to any Class A Restricted Shares which have not vested at the time of the dividend payment shall be paid to and held in the custody of the Company, shall accrue interest at the lesser of the interest rate applicable to the primary revolving credit agreement of the Company or its Subsidiaries, as in effect from time to time, or 4% compound interest per annum, and shall be subject to the same restrictions that apply to the corresponding Class A Restricted Shares. Any Custodial Dividends held by the Company (including any interest thereon payable in accordance with this Section 8) shall be paid to the Employee at the earliest event to occur: (i) at such time as any Class A Restricted Share vests pursuant to the vesting schedule in Section 5 hereof (disregarding vesting under a Change in Control), (ii) when the Employee incurs a “separation from service” as defined in Code Section 409A, provided that such Custodial Dividends are not otherwise forfeited as described herein or (iii) on a Change in Control, provided that such Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Code Section 409A. Following the date upon which the Class A Restricted Shares vest, all sales, transfers, assignments, pledges or other encumbrances and dispositions shall be subject to the terms of the Management Shareholders Agreement. Notwithstanding anything to the contrary in this Agreement, any or all Class A Shares that are deemed to be forfeited hereunder may be repurchased by the Company, at any time and from time to time from and after the date of such forfeiture, for a purchase price per Share equal to the par value of such repurchased Share, and following such forfeiture, the Employee shall have no rights with respect to such Class A Shares other than the receipt of such par value amount.

9.	Changes in Shares. In the event of any share split, reverse share split, dividend, merger, amalgamation, consolidation, recapitalization or similar event affecting the capital structure of the Company, the number and kind of shares (or other property, including without limitation cash) subject to this Agreement and the calculation of Paid-in-Capital shall, in each such case, be equitably adjusted by the Committee as it in good faith deems appropriate to prevent the dilution or enlargement of the value of the Employee’s Class A Restricted Shares.

10.	Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal income tax purposes with respect to any Class A

Restricted Shares, the Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount, provided, that the Company may require the deduction of any such taxes from any payment otherwise due to the Employee, including the delivery of the Class A Restricted Shares that gives rise to the withholding requirement.

11.	Notices. Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, attention: General Counsel, or to the Employee at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his/her or its address for future notices.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Bermuda without regard to its conflict of laws principles.

13.	Successor. This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Employee and his or her personal representatives and assigns.

14.	Amendment. In addition to any right of the Committee to amend or modify the terms of the Class A Restricted Shares as set forth in the Plan, this Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

15.	Laws and Regulations. No Class A Shares shall be issued under this Agreement unless and until all legal requirements applicable to the issuance of such Class A Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any issuance of Class A Shares to the Employee hereunder on the Employee’s undertaking in writing to comply with such restrictions on the subsequent disposition of such Class A Shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

16.	Miscellaneous.

(a)	The Company shall not be required (i) to transfer on its books any Class A Restricted Shares which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, the Plan or the Management Shareholders Agreement or (ii) to treat as owner of such Class A Restricted Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Class A Restricted Shares shall have been so transferred.

(b)	This Agreement shall not be construed so as to grant the Employee any right to remain in the employ of the Company or any Subsidiary.

(c)	This Agreement may be executed in counterparts, which together shall constitute one and the same original.

(d)	This Agreement, the Plan and the Management Shareholders Agreement set forth the entire understanding and agreement of the Employee and the Company (or any Employer) with respect to Class A Restricted Shares, and supersede any and all other understandings, commitments, terms sheets, negotiations or agreements of or between the Employee and the Company (or any Employer) relating to restricted shares of the Company (including, without limitation, the Intelsat Holdings, Ltd. 2005 Share Incentive Plan and any award agreements issued thereunder). Any inconsistencies between the Plan and this Agreement shall be resolved in favor of the Plan. Any inconsistencies between the Management Shareholders Agreement and this Agreement shall be resolved in favor of the Management Shareholders Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Employee has hereunto set his hand, all as of the day and year first set forth above.

INTELSAT GLOBAL, LTD.

/s/ Phillip L. Spector
Phillip L. Spector Executive Vice President & General Counsel

ACCEPTED:

The undersigned hereby acknowledges having read this Class A Restricted Share Agreement and, having had the opportunity to consult with legal and tax advisors, hereby agrees to be bound by all provisions set forth herein.

/s/ Stephen Spengler
Stephen Spengler

Exhibit A

Intelsat Global, Ltd.

Shareholder’s Proxy

By this irrevocable proxy, the undersigned,                                          (the “Grantor”) as the holder of Class A Restricted Shares and/or Class A Shares in Intelsat Global, Ltd. (formerly known as Serafina Holdings Limited and referred to herein as the “Company”) HEREBY APPOINT(S) Egon Durban, failing whom, Raymond Svider, failing whom, Justin Bateman and failing whom David McGlade, and each of them to be the agent and standing proxy of the undersigned to represent the undersigned and to vote on behalf of the undersigned at any General Meeting of the Company and at any adjournment thereof and, on behalf of the undersigned, to consent to short notice of any such meeting, and, on behalf of the undersigned to execute any resolutions being written resolutions in lieu of any general meeting of the Company.

Dated the      day of         , 2009.

Name:

Signed by the above named Shareholder in the presence of:

Witness Signature:

Witness Name (Print):

Witness Address (Print):